Exhibit 4.3

ARTICLES OF AMENDMENT

OF

INVESTORS TITLE COMPANY

The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its charter:

1. The name of the corporation is Investors Title Company.

2. The following amendment to the charter of the corporation was adopted by its shareholders on the 8th day of May, 1984, in the manner prescribed by law:

ARTICLE X

A. Except as set forth in paragraph B of this Article, the affirmative vote or consent of the holders of at least eighty percent (80%) or the outstanding shares of all classes of stock of the corporation, shall be required:

(i) for the adoption of any agreement for the merger or consolidation of the corporation or any subsidiary with or into any other person, firm, corporation or other entity, or

(ii) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all the property and assets of the corporation or any subsidiary, or

(iii) to authorize a sale, exchange or other disposition of all, or substantially all, the property and assets of the corporation or any subsidiary in exchange for shares of another corporation, or

(iv) to authorize the issuance or transfer by the corporation of any securities of the corporation in exchange for the securities of any other corporation, or

(v) to authorize plan of liquidation or dissolution of the corporation or any subsidiary.

B. The provisions of paragraph A of this Article shall not be applicable to any transaction described therein if such transaction is approved by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors.

ARTICLE XI

A. For purposes of this Article XI, the term “Affiliate” shall mean any person, corporation or entity which owns, of record or beneficially, directly or indirectly (including the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise), more than five percent (5%) of the corporation’s outstanding voting securities.  In determining the number of shares owned by any person, corporation or other entity for the purpose of this paragraph, there shall be included all shares owned, of record or beneficially, directly or indirectly (including the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise), by any person, corporation or entity controlling, controlled by, under common control with, or acting in concert with or under an agreement or understanding with, such person, corporation or other entity.

B. Any merger or consolidation of this corporation or any subsidiary of this corporation with any Affiliate, or any sale, lease, exchange, mortgage, pledge or other disposition of a substantial part of the assets of this corporation or any subsidiary of this corporation to any Affiliate, or any issuance of voting securities of this corporation or any subsidiary of this corporation in exchange or payment for the securities or assets of any Affiliate, or any recapitalization or reclassification of shares of any class of voting stock of this corporation or any merger or consolidation of this corporation with any subsidiary of this corporation which will have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares, of any class of equity or convertible securities of this corporation or any subsidiary of this corporation owned of record or beneficially by any Affiliate, or any merger or consolidation of this corporation with any subsidiary of this corporation after which the provisions of this Article XI and Article XIV of these Articles of Incorporation shall not appear in the Articles of Incorporation of the surviving entity, or any plan or proposal for the liquidation or dissolution of this corporation or any subsidiary of this corporation, may not be effected or approved by this corporation as a shareholder of any subsidiary of this corporation unless a meeting of the shareholders of this corporation is held to act thereon and there is obtained the approval of a percentage of all the votes entitled to be cast thereon of at least eighty percent (80%).

C. In the event any transaction referred to in paragraph B of this Article XI which requires the vote of the shareholders of the corporation provided for therein is approved by the shareholders in accordance with the provisions thereof, such transaction shall not be consummated unless each of the corporation’s shareholders who did not vote for such transaction and who, within 20 days after receiving written notice of such approval, shall have notified the corporation in writing that such shareholder dissents from the consummation of such transaction and elects the benefits of this paragraph C, shall receive incident to the consummation of such transaction an amount in cash for each of the shares of stock of the corporation owned by such shareholder which shall not be less than the greater of:

(i) the highest per share price (including brokerage commissions and/or soliciting dealer’s fees) paid by the Affiliate in acquiring any of its holdings of the corporation’s stock;

(ii) a price which includes the same or a greater percentage premium over the market price of the corporation’s stock immediately prior to the announcement of the subject transaction as the greatest percentage premium over market price ever paid by such Affiliate in the purchase of any shares of the corporation’s stock;

(iii) the highest price that such Affiliate shall have previously offered to the shareholders of the corporation or indicated in writing that it would be prepared to offer under specified conditions; or

(iv) the value determined by an investment banking or an appraisal firm to be a fair price from the point of view of all such dissenting shareholders (such firm to be engaged solely on behalf of such shareholders, to be paid a reasonable fee for its services upon receipt of its determination, which fee shall not be contingent upon the consummation of the action or transaction, and to be selected by a majority of the Board of Directors).

In determining the price or premium an Affiliate has paid, offered or indicated that it would be prepared to offer for any shares of the corporation’s stock, there shall be included any price or premium that any person, corporation or other entity controlling, controlled by, or under common control with, or acting in concert with or under an agreement or understanding with such Affiliate has paid, offered or indicated in writing that it would be prepared to offer for such shares under specified conditions.  The benefits of this paragraph C may be elected by shareholders as set forth herein in lieu of any dissenter’s rights or appraisal rights provided by law.  At the time of submission of any transaction referred to in paragraph B of this Article XI for shareholder consideration, all shareholders shall be advised of the provisions of this paragraph C.

D. The provisions of this Article shall not apply to any transaction described in paragraph B of this Article XI if such transaction has been approved by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors.

ARTICLE XII

Neither the entire Board of Directors nor any individual director of the corporation shall be removed from office, with or without cause, unless a meeting of the shareholders of the corporation is held to act thereon and there is obtained the approval of a percentage of all votes entitled to be cast thereon of at least eighty percent (80%); provided, however, that if any such removal shall have been recommended to the shareholders of the corporation by a resolution of the Board of Directors adopted by the affirmative vote of seventy-five percent (75%) of the entire Board of Directors, then such removal may be effected if a meeting of the shareholders of the corporation is held to act thereon and there is obtained the approval of a percentage of all votes entitled to be cast thereon equal to a majority of all votes entitled to be cast thereon; provided, further, that any such removal may be effected without a meeting or vote of the shareholders of the corporation if a resolution determining that cause exists for such removal shall be adopted by the affirmative vote of seventy-five percent (75%) of the entire Board of Directors.

ARTICLE XIII

Special meetings of the shareholders may be called by any of the following:  (a) by the Chairman of the Board of Directors; (b) by the President of the corporation; (c) by the Board of Directors upon the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors; or (d) by the shareholders upon the written request of those persons holding of record not less than eighty percent (80%) of the total voting power of the shares entitled to vote thereon.

ARTICLE XIV

Neither any provision of these Articles of Incorporation nor any provision of the By-Laws of the corporation may be amended, altered or repealed by the shareholders of this corporation unless a meeting of the shareholders of this corporation is held to act thereon and there is obtained the approval of a percentage of all the votes entitled to be cast thereon of at least eighty percent (80%); provided, however, that the approval of a majority of all the votes entitled to be cast shall be sufficient to approve any such amendment, alteration or repeal that has been favorably recommended to the shareholders by a resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors.

3. The number of shares of the corporation outstanding at the time of such adoption was 436,721; and the number of shares entitled to vote thereon was 436,721.

4. The number of shares voted for such amendment was 321,508; and the number of shares voted against such amendment was 12,699.

5. The amendment herein effected does not give rise to dissenter’s rights to payment for the reason that the only effect of such amendment is to add new Articles concerning the percentage of acceptance required on various matters that are voted upon.

6. Pursuant to Section 4(b) of Chapter 55 of the North Carolina General Statutes, this amendment shall become effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the corporation has caused this instrument to be executed by its proper officers and its corporate seal to be hereto affixed, this 18th day of May 1984.

INVESTORS TITLE COMPANY

BY  /s/ J. Allen Fine
             President

BY  /s/ Carl E. Wallace, Jr.
             Secretary

NORTH CAROLINA

DURHAM COUNTY

This is to certify that on this 18th day of May, 1984, before me, a Notary Public, personally appeared J. Allen Fine and Carl E. Wallace, Jr., each of whom, being by me first duly sworn, declared that he or she signed the foregoing document in the capacity indicated, that he or she was authorized so to sign, and that the statements therein contained are true.

Witness my hand and notarial seal, this 18th day of May, 1984.

/s/ Glenda Oxendine
Notary Public
(Seal)
My commission expires:

October 14, 1987